Exhibit 10.25

EMPLOYMENT AGREEMENT

          This employment agreement (“Agreement”) is made by and between Net 1 UEPS Technologies, Inc. (the “Company”) and David A. Schwarzbach (“Employee”).

          The Company and Employee hereby agree as follows:

1.          Employment and Duties and Responsibilities. Employee shall be employed as Vice President, Business Development of the Company (the “Employment”). Employee will also have duties relating to investor relations. In that capacity, Employee shall do and perform all services, acts or things as directed by the Company’s Chief Executive Officer. Employee shall commence his duties on or about January 16, 2006.

2.          At-Will Employment. Employee understands and acknowledges that his employment at the Company is “at will.” This means that his employment with the Company is voluntarily entered into, and Employee is free to resign at will, at any time, with or without notice, with or without cause. Similarly, the Company may terminate the employment relationship at will, at any time, with or without notice, with or without cause. Employee also understands and acknowledges that he may be demoted or disciplined, and the terms of his employment may be altered at any time, with or without cause, at the discretion of the Company. Employee understands and acknowledges that no individual other than the Chief Executive Officer of the Company has the authority to enter into any employment or other agreement that modifies Employee’s “at-will” status. Any such modification must be in a single writing signed by both the Employee and by the Company’s Chief Executive Officer. Employee further understands that no policy, practice, procedure, statement, or action of the Company, or any individual at the Company, may alter, modify, or waive the at-will nature of employment with the Company in any way or at any time.

3.          Employment Policies. Employee agrees to abide by the Company’s policies, procedures, and rules, written or otherwise, as may be modified from time to time in the sole discretion of the Company.

4.          Competitive Activities. During his employment, Employee shall not directly or indirectly either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company.

5.          Compensation.

          a.          Base Salary. Employee shall receive an annual base salary of $225,000 less all legally required and authorized deductions. Payment of salary shall be in accordance with the Company’s standard payroll practices. Employee understands and acknowledges that he will be a salaried exempt employee under state and federal wage and hour law.

          b.          Annual Bonus. Employee understands and acknowledges that, for purposes of annual bonus calculations, the Company’s bonus calendar runs from October 1 through September 30. For 2006, Employee shall receive a bonus of $75,000, which will be prorated based on the number of months worked by Employee in 2006 as of September 30, 2006. The amount of future annual bonuses shall be determined in the sole discretion of the Company.

          c.          Stock Options. The Company shall grant Employee options to purchase 200,000 shares of the Company’s common stock, at an exercise price equal to the closing price of the Company’s common stock on the date of this Agreement (the “Options”), in accordance with the terms and conditions of a separate stock option grant agreement to be executed by Company and Employee. The Options shall vest ratably in annual increments over a period of five years.

          d.          Vacation. Employee shall be entitled to vacation benefits consistent with those for similarly situated executives employed by the Company.

          e.          Benefits. Employee understands and acknowledges that he will not be eligible for health care benefits, and that if Employee desires to continue the health care benefits offered by his former employer, he may due so by timely electing continued coverage under COBRA. The Company agrees to consider the establishment of healthcare and other employee benefits as it may deem appropriate from time to time.

6.          Trade Secrets and Confidential and/or Proprietary Information. Employee acknowledges and agrees that during his employment, and in the course of the discharge of his duties hereunder, Employee will have access to and become acquainted with information concerning the operations of the Company, including without limitation, financial, marketing, personnel, sales, operational, client, and other information that is owned by the Company and regularly used in the operation of the Company’s businesses, and that such information constitutes the Company’s trade secrets and/or confidential or proprietary information. Employee specifically agrees that he shall not misuse, misappropriate or disclose any such trade secrets or confidential or proprietary information directly or indirectly to any other person or use them in any way, either during the term of his employment, or at any time thereafter, except as is required in the course of the Employment. Employee further agrees that all files, records, documents, drawings, specifications, equipment and similar items relating to the Company’s businesses, whether prepared by Employee or others, are and shall remain exclusively the property of the Company, and will be returned to the Company upon termination of employment.

7.          Non-Solicitation. Employee agrees that during his employment, and for a period of one year after the termination of his employment, Employee shall not, directly or indirectly, either on Employee’s own behalf, or as a member of or agent of any other entity use the Company’s trade secrets and/or confidential proprietary information to solicit, induce (or attempt to induce), or endeavor to entice away any clients or customers of the Company (unless the Company consents in writing); or (b) solicit, interfere with, induce (or attempt to induce) or endeavor to entice away any employee or independent contractor associated with the Company (or any person whose employment or status as an independent contractor has terminated within six months preceding the date of such solicitation) to become affiliated with him or any other person or entity.

8.          Arbitration. Any claim or controversy arising out of or relating to Employee’s employment at the Company, the terms and conditions of this Agreement, the enforceability of any term of this Agreement, or any breach thereof between or among the parties, shall be submitted to arbitration in Palo Alto, California before a sole arbitrator (the “Arbitrator”) selected from the American Arbitration Association (“AAA”), and shall be conducted in accordance with the AAA’s Rules for the Resolution of Employment Disputes and the provisions of California Code of Civil Procedure Section 1280 et seq., as the sole, binding and exclusive remedy for such claim or controversy. The decision of the arbitrator shall be final and binding.

Judgment on any award rendered by such arbitrator may be entered in any court having jurisdiction over the subject matter of the controversy. The fees and costs of the arbitrator shall be paid in accordance with California law. Should any of the parties institute any legal action or administrative proceeding with respect to any claim or controversy covered by this Agreement by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses and attorneys' fees incurred as a result of such action or proceeding.

9.          Sole and Entire Agreement. Except as expressly set forth herein, this Agreement is the sole, complete and entire agreement between the Company and Employee concerning the matters contained in this Agreement. This Agreement supersedes all prior negotiations and/or agreements between the parties, whether oral or written, concerning such matters.

10.          Amendments. No amendment or other modification of this Agreement will be effective unless and until it is embodied in a written document signed by the Chief Executive Officer on behalf of the Company, and by Employee.

11.          Saving Provision. To the extent that any provision of this Agreement or any paragraph, provision and/or word of this Agreement shall be found to be illegal or unenforceable for any reason, such paragraph, provision and/or word shall be modified or deleted in such a manner as to make this Agreement, as so modified, legal and enforceable under California law. The remainder of this Agreement shall continue in full force and effect.

11.          Applicable Law. This Agreement and each and every portion of this Agreement shall be interpreted pursuant to the laws of the State of California.

12.          References to the Company. The term “Company”, as such term is used in Sections 4, 6 and 7 hereof, shall refer to the Company and its subsidiaries.

13.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which, taken together, shall be deemed one and the same instrument.

     IN WITNESS WHEREOF, the Company and Employee have each duly executed this Agreement as of the 9th day of January, 2006.

NET 1 UEPS TECHNOLOGIES, INC.

By: /s/ Dr. Serge C.P. Belamant

DAVID A. SCHWARZBACH

/s/ David A. Schwarzbach